EXHIBIT 4.1

EXECUTION VERSION

AMENDMENT

TO

RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of February 11, 2007, between Witness Systems, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (successor in interest to SunTrust Bank), a Delaware corporation (the “Rights Agent”).  Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of October 25, 2002, between the parties hereto (the “Rights Agreement”).

RECITALS

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger immediately following the execution and delivery hereof (as it may be amended from time to time, the “Merger Agreement”) among Verint Systems Inc., a Delaware corporation (“Buyer”), White Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and the Company, providing for the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;

WHEREAS, as of the time immediately prior to the execution of this Amendment, no Person has become an Acquiring Person and no Distribution Date has occurred;

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company may supplement or amend the Rights Agreement in any respect, without the approval of any holders of Rights, by action of its board of directors, so long as the duties, liabilities, and indemnification of the Rights Agent are not affected;

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 and Section 29 thereof, the Board of Directors of the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment effective prior to the execution of the Merger Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Section 1 of the Rights Agreement is hereby amended to add the following paragraph at the end of Section 1:

“In addition, notwithstanding anything in this Agreement to the contrary, none of Verint Systems Inc., a Delaware corporation (“Buyer”), White Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”) or any of their Affiliates or Associates shall be an “Acquiring Person” solely by reason of: (1) the approval, adoption, execution or delivery of the Agreement and Plan of Merger (as it may be amended and supplemented, the “Merger Agreement”) among the Company, Buyer and Merger Sub, pursuant to which it is intended that the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) (2) the approval or consummation of the Merger, (3) the approval or consummation of the other transactions contemplated by the Merger Agreement, or (4) the announcement of any of the foregoing.

2.             Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the related certificate properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the purchase price prescribed by Section 7(b) and an amount equal to any applicable transfer tax or charge required to be paid by the holder of such Rights Certificate in accordance with Section 9 in cash, or by certified check, wire transfer or bank draft payable to the order of the Company), at or prior to the earliest of (i) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement), (ii) the Close of Business on the tenth anniversary date of this Agreement (the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) and (iv) the time at which the Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”

3.             The definition of a “Section 11(a)(ii) Event” contained in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“‘Section 11(a)(ii) Event’ shall mean any event described in Section 11(a)(ii)(A), (B) or (C); provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred solely as a result of (w) the approval, adoption, execution or delivery of the Merger Agreement, (x) the approval or consummation of the Merger, (y) the approval or consummation of the other transactions contemplated by the Merger Agreement, or (z) the announcement of any of the foregoing.”

4.             The definition of a “Section 13 Event” contained in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Section 13 Event” shall have the meaning set forth in Section 13(a); provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred solely as a result of (w) the approval, adoption, execution or delivery of the Merger Agreement, (x) the approval or consummation of the Merger, (y) the approval or consummation of the other transactions contemplated by the Merger Agreement, or (z) the announcement of any of the foregoing.”

5.             Section 26 of the Rights Agreement is hereby amended to replace the reference to “SunTrust Bank” with “Computershare Trust Company, N.A. (successor in interest to SunTrust Bank)”.

6.             This Amendment shall become effective as of and immediately prior to the execution of the Merger Agreement, all reference to the Rights Agreement from and after such time shall be deemed to be references to the Rights Agreement as amended hereby.

7.             Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

8.             This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.             This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflict of laws principles that would cause the application of the laws of any other jurisdiction).

10.           The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on February 11, 2007, hereby certifies to the Rights Agent that this Amendment is consistent with Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

WITNESS SYSTEMS, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title: